Exhibit 99.1



         Technical Communications Corporation Reports Results for the Second Fiscal Quarter Ended March 31, 2007


    CONCORD, Mass.--(BUSINESS WIRE)--April 27, 2007--Technical Communications Corporation (OTC BB: TCCO.OB) today announced its results for its second fiscal quarter ended March 31, 2007. For the quarter ended March 31, 2007, the Company reported net income of $287,000, or $0.21 per share, on revenue of $1,288,000, as compared to a net loss of $(159,000), or $(0.12) per share, on revenue of $1,005,000 for the same period in fiscal 2006. For the six months ended March 31, 2007, the Company reported net income of $170,000, or $0.12 per share, on revenue of $2,050,000, as compared to a net loss of $(263,000) or $(0.19) per share, on revenue of $1,919,000 for the same period in fiscal 2006.

    During the first fiscal quarter of 2007, the Company adopted the provisions of SFAS No. 123R, which requires the recognition of stock-based compensation in net income for the period. As a result, included in net income for the quarter and six months ended March 31, 2007 is a non-cash expense of $(48,000), or $(0.04) per share and $(74,000), or $(0.05) per share, respectively, for stock-based compensation. The company has elected to adopt the provisions of SFAS No. 123R on a prospective basis; therefore, no corresponding expense has been reflected in fiscal 2006.

    Commenting on corporate performance, Carl H. Guild, Jr., President and Chief Executive Officer of TCC said, "Revenues in the second quarter of fiscal 2007 increased by 69% over those achieved in the prior quarter, due primarily to increased sales of our radio encryption products. During the second quarter the Company secured a $1.2 million order for our DSP9000 radio encryption products from a major domestic manufacturer of military radios. These radios, with imbedded TCC encryption, are expected to ship over the next six months and will be deployed in Afghanistan."

    "Also contributing to the revenues in the quarter was the completion of the technology transfer phase of a Technology Licensing Agreement with another military radio manufacturer, which generated $337,500. This agreement was first reported in our first quarter earnings release and is anticipated to generate future royalty-based revenues as the manufacturer sells the TCC-encrypted radios. It is our intention to expand our efforts to develop additional TCC-OEM relationships where we can provide tailored encryption solutions which are imbedded in the customer's products."

    Mr. Guild continued, "Our backlog at March 31, 2007 rose to approximately $3,054,000. In addition to the order for radio encryption products mentioned above, TCC finalized an engineering services agreement valued at $1.4 million, which is expected to be completed over the next twelve months. We believe the profitability recognized during the second quarter and the booking of new orders for products and services is a positive direction for the Company that we are committed to continuing."

    About Technical Communications Corporation

    TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC's security solutions protect information privacy on every continent in over 110 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

    Statements made in this press release, including any discussion of our anticipated operating results, financial condition and earnings, including statements about the Company's ability to achieve and sustain growth and profitability, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as "anticipates," "believes," "expects," "may," "plans" and "estimates," among others, involve known and unknown risks. The Company's results may differ significantly from the results expressed or implied by such forward-looking statements. The Company's results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended December 30, 2006 and the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2006.

                 Technical Communications Corporation
               Condensed consolidated income statements

                                                   Quarter ended

                                                3/31/07      3/25/06
Net sales                                    $  1,288,000  $1,005,000
Gross profit                                      969,000     590,000
S, G & A expense                                  433,000     425,000
Product development costs                         268,000     335,000
Operating income (loss)                           268,000    (170,000)
Net income (loss)                            $    287,000  $ (159,000)
Net income (loss) per share:
         Basic                               $       0.21  $    (0.12)
         Diluted                             $       0.19  $    (0.12)


                                                 Six months ended

                                                3/31/07      3/25/06
Net sales                                    $  2,050,000  $1,919,000
Gross profit                                    1,502,000   1,132,000
S, G & A expense                                  885,000     866,000
Product development costs                         487,000     548,000
Operating income (loss)                           130,000    (282,000)
Net income (loss)                            $    170,000  $ (263,000)
Net income (loss) per share:
         Basic                               $       0.12  $    (0.19)
         Diluted                             $       0.11  $    (0.19)


                Condensed consolidated balance sheets

                                                 3/31/07     9/30/06
Cash                                           $1,980,000  $1,871,000
Accounts receivable, net                          248,000     206,000
Inventory                                       1,670,000   1,505,000
Other current assets                               64,000      92,000
                                                ----------  ----------
    Total current assets                        3,962,000   3,674,000
Property and equipment, net                        99,000      83,000
                                                ----------  ----------
  Total assets                                 $4,061,000  $3,757,000
                                                ==========  ==========

Accounts payable                               $  137,000  $  114,000
Accrued expenses and
 other current liabilities                        443,000     413,000
                                                ----------  ----------
    Total current liabilities                     580,000     527,000
    Total stockholders' equity                  3,481,000   3,230,000
                                                ----------  ----------
Total liabilities and stockholders' equity     $4,061,000  $3,757,000
                                                ==========  ==========


    CONTACT: Technical Communications Corporation
             Michael P. Malone, 978-287-5100
             Chief Financial Officer
             www.tccsecure.com